Exhibit 10.2

CONVERTIBLE PROMISSORY NOTE AMENDMENT No. 2

This CONVERTIBLE PROMISSORY NOTE AMENDMENT NO. 2 (the “Amendment”) is made as of February 23, 2015 (the “Amendment Date”) by and between DOCUMENT SECURITY SYSTEMS, INC. (“Borrower”), a corporation formed under the laws of the State of New York, with offices at 28 East Main Street, Suite 1525, Rochester, New York 14614 and MAYER LAUFER (“Lender”).

This Amendment amends the Convertible Promissory Note (“Note”), dated December 30, 2011, made among Borrower and Lender, as follows. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Note.

The parties agree as follows:

1. Section 1 of the Note shall be, and hereby is, amended to read in its entirety as follows:

“1.	Maturity. The aggregate outstanding Principal Amount, together with all accrued interest thereon and expenses incurred by the Lender in connection herewith (cumulatively, the “Outstanding Amount”), shall be due and payable in full on the earliest to occur of (the earliest of such events being the “Maturity Date”): (i) December 30, 2016 (the “Scheduled Maturity Date”) and (ii) the acceleration of this Note upon the occurrence of an Event of Default.”

2. Section 2 of the Note shall be, and hereby is, amended to read in its entirety as follows:

“2.	Principal and Interest. Borrower shall make principal payments in the amount of $15,000 per month until the Maturity Date, at which time a balloon payment of $230,000 of principal will become due and payable. In addition to the monthly principal payments, Borrower shall make monthly interest payments which shall accrue on the then outstanding balance of the Principal Amount at a fixed interest rate equal to 10% per annum. Accrued interest shall be payable in cash in arrears on the last day of each calendar month commencing on February 28, 2015, until the Principal Amount is paid in full. If at any time the outstanding Principal Amount shall be paid in full, then all accrued interest shall be payable at the time of such principal payment.”

3. Section 3 of the Note, entitled “Conversion”, shall be deleted in its entirety from the Note.

4. Note Ratified. Except as expressly amended hereby, the Note is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Amendment and all of its terms, provisions and conditions shall be deemed to be a part of the Note.

5. No Events of Default. The Borrower confirms that, as of the date hereof, there exists no condition or event that constitutes (or that would after expiration of applicable grace or cure periods constitute) an Event of Default.

6. Costs and Expenses. Borrower agrees to pay any and all reasonable costs incurred in connection with preparation for closing, the closing, and post-closing items relating to this Amendment.

7. Governing Law. This Amendment, together with all of the rights and obligations of the parties hereto, shall be construed and interpreted in accordance with the laws of the State of New York, excluding the laws applicable to conflicts or choice of law.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives by their signatures below.

LENDER

/s/ Mayer Laufer

_______________________________

Mayer Laufer

DOCUMENT SECURITY SYSTEMS, INC. (Borrower)

/s/ Philip Jones

By: _______________________________

Name: Philip Jones

Title: Chief Financial Officer